UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

___________________________________________________________________

Date of report (Date of earliest event reported): November 25, 2013

UCP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52239	98-0449083
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

14 Wall Street, 20th Floor

New York, NY 10005

(Address of principal executive offices) (Zip Code)

(212) 618-1312

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, the Company’s Board of Directors named John P. Correnti, age 47, to serve as the Company’s Executive Vice President and Chief Investment Officer. Under the terms of an Employment Agreement, dated November 22, 2013, between Mr. Correnti and the Company (the “Agreement”), Mr. Correnti is to be paid a base salary of not less than $120,000 per annum, increasable at the sole discretion of the Company. As additional compensation, Mr. Correnti has been granted two million (2,000,000) shares of the Company’s common stock. The Agreement is an “at will” employment agreement, with a term ending December 1, 2014. If the Company terminates Mr. Correnti’s employment without “cause,” as defined in the Agreement, or Mr. Correnti terminates his employment for “good reason,” as defined in the Agreement, the Company has agreed to pay Mr. Correnti his accrued salary and vacation time (30 days per annum) plus one year’s salary.

For the past five (5) years, Mr. Correnti was Vice President, Business Development/Sales, of MVP Financial, LLC (“MVP”), located in New York, NY. While there, Mr. Correnti spearheaded the development of MVP’s Cleveland branch office. He led a team of eight associates to consistently exceed performance goals. He also headed the acquisition of a key algorithmic trading software company, which boosted sales of trading software by 25 percent during first year of ownership. Mr. Correnti trained and mentored hundreds of retail and professional traders in equities, options, futures and foreign exchange markets through the creation of a subscription live trading room. He outperformed relative benchmarks across client portfolios on a consistent basis. Mr. Correnti is a graduate of Cleveland State University, Cleveland, OH, and earned an Executive MBA. He also earned a BS, Management, from Chancellor University (formerly, Dyke College) in Cleveland, OH. Mr. Correnti holds FINRA Series 3, 7, 24, 30 and 66 licenses and is a Member of the Ohio Society of CPAs, Association of Certified Fraud Examiners and Beta Alpha Psi, the international honor society for financial information professionals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCP HOLDINGS, INC.

Date: November 25, 2013	By:	/s/ Siva Pillarisetty
Siva Pillarisetty
Chief Financial Officer (principal financial officer)